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                     G.T. GLOBAL VARIABLE INVESTMENT SERIES

                            CERTIFICATE OF SECRETARY



     I, Peter R. Guarino, Secretary of G.T. Global Variable Investment Series, ("Trust"), hereby certify that the Board of Trustees adopted the following preamble and resolutions on April 20, 1994:

     WHEREAS, Article III, Section 2 of the Trust's Declaration of Trust authorizes the Board of Trustees to establish any series or class of the Trust, without limiting the authority of the Board of Trustees to establish any further series or class; now, therefore be it

     RESOLVED, that a series of shares of beneficial interest in the Trust, having the rights and privileges specified in the Trust's Declaration of Trust, be, and it hereby is established, and designated as G.T. Global:
     Variable International Fund; and

     FURTHER RESOLVED, that the name of the series of the Trust known as "G.T.
Global: Variable Pacific Fund" be, and here is, changed, effective July 5, 1994,
to   "G.T. Global: Variable New Pacific Fund."


Dated:   May 17, 1994         By:   /s/ Peter R. Guarino
       ------------------          ---------------------------------------------
                                    Secretary
                                    G.T. Global Variable Investment Series



San Francisco, California  (ss)

Subscribed and sworn to before me this 17th day of May, 1994.



/s/ Johanne F. Parley
-------------------------
Notary Public